Exhibit 99.1

Cypress Energy Partners, L.P. Announces Acquisition of Remaining 49.9% Interest in Tulsa Inspection Resources

TULSA, Oklahoma.—(BUSINESS WIRE)—February 23rd, 2015

Cypress Energy Partners, L.P. (NYSE:CELP) today reported that it has acquired in an accretive all cash transaction the remaining 49.9% interest in Tulsa Inspection Resources, LLC (“TIR LLC”), Tulsa Inspection Resources – Nondestructive Examination, LLC (“TIR NDE”), and Tulsa Inspection Resources Holdings, LLC (“TIR Holdings” and, together with TIR LLC and TIR NDE, “TIR”), that it did not previously own, from an affiliate of Cypress Energy Holdings, LLC (“CEH”) and certain other beneficial owners of CEH. The enterprise was valued at approximately 7x Adjusted EBITDA with customary debt and working capital adjustments that resulted in a cash payment of approximately $52.6 million, which was funded under CELP’s credit facilities. CELP now owns 100.0% of TIR.

Peter C. Boylan III, CELP’s chairman, president and chief executive officer stated, “We are pleased to announce the completion of the TIR drop down. This will further enhance CELP’s earnings and distributable cash flow potential and should allow us to more than offset the declines anticipated in the water & environmental services division as a result of lower prices, volumes, and drilling activity. This transaction also provides us with additional flexibility in 2015 with regard to our coverage ratio and distributions. TIR had a solid 2014 and early indications look promising for 2015, given the regulatory requirements and long lead time nature of new projects. Although the current energy market environment continues to be volatile, we continue to evaluate a number of interesting acquisition opportunities while remaining very disciplined. We believe our methodical and thoughtful approach to potential acquisition opportunities served us well relative to others. We remain focused on building a great company that will create long term value and distributable cash flow growth for our unit holders. We believe that the market disruption as a result of lower commodity prices will create some attractive opportunities for us in 2015 and beyond,” said Boylan.

This potential purchase by CELP of the remaining 49.9% of TIR has been discussed for the last year and was recently approved by CELP’s conflicts committee and board of directors. The conflicts committee, which is comprised entirely of independent directors, retained independent legal advisers to assist it in evaluating and negotiating the transaction. CELP already controlled and consolidated TIR as required under US GAAP accounting standards and CELP’s credit facility also supported 100% of TIR’s operations. The acquisition will contribute approximately 42% of TIR’s consolidated distributable cash flow. As previously disclosed in CELP’s SEC filings and the prospectus used in its initial public offering, the 49.9% interest holders in TIR were charged various fees, that effectively gave CELP the benefit of approximately 58% of TIR’s consolidated distributable cash flow. The post TIR drop-down pro-forma leverage ratio is approximately 2.7x pursuant to the terms of CELP’s credit facilities. CELP has approximately $70 million available and an additional $125 million in the current accordion feature under such facilities.

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While CELP believes its expectations as reflected in the forward-looking statements are reasonable, CELP can give no assurance that such expectations will prove to be correct.

The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in CELP’s Annual Report filed on Form 10-K and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” CELP undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

About Cypress Energy Partners, L.P.

Cypress Energy Partners, L.P. is a growth-oriented master limited partnership that provides independent pipeline inspection and integrity services to producers and pipeline companies throughout the U.S. and Canada. Cypress also provides saltwater disposal and other water and environmental services to U.S. onshore oil and natural gas producers and trucking companies. In both of these business segments, Cypress works closely with its customers to help them comply with increasingly complex and strict environmental and safety rules and regulations and reduce their operating costs. Cypress was founded by Cypress Energy Holdings, LLC, an entity controlled by the family of Charles C. Stephenson, Jr. and by Peter C. Boylan III, the Chairman, President and CEO of Cypress. Cypress is headquartered in Tulsa, Oklahoma.

CELP defines distributable cash flow as Adjusted EBITDA excluding cash interest paid, cash income taxes paid and maintenance capital expenditures. CELP defines Adjusted EBITDA as net income, plus interest expense, depreciation and amortization expenses, income tax expenses and offering costs; less gain on reversal of contingent consideration. Adjusted EBITDA and distributable cash flow should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity or the ability to service debt obligations. CELP uses distributable cash flow as a supplemental financial measure to assess the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders, to evaluate our success in providing a cash return on investment and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates and to determine the yield of our units, which is a quantitative standard used through the investment community with respect to publicly-traded partnerships as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Because Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry our definitions of Adjusted EBITDA and distributable cash flow may not be comparable to a similarly titled measure of other companies, thereby diminishing their utility.

Contact:

Cypress Energy Partners, L.P.

Les Austin, Chief Financial Officer 918-748-3907 or les@cypressenergy.com